Filed Pursuant to Rule 424(b)(3)
File Numbers [333-181361]

PROSPECTUS SUPPLEMENT NO. 2

ASSURED PHARMACY, INC.

2,292,067 shares of Common Stock

Prospectus Supplement No. 2
to Prospectus dated November 13, 2012

This Prospectus Supplement No. 2 supplements and amends our Prospectus dated November 13, 2012 as supplemented by Prospectus Supplement No. 1, dated February 8, 2013.

This Prospectus Supplement No. 2 is being filed to include the information set forth in our Current Report on Form 8-K dated February 11, 2013, which we filed with the Securities and Exchange Commission on February 11, 2013 and is attached hereto.  This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus and any supplements or amendments thereto.  This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

Our Common Stock is quoted on the OTC:QB electronic quotation system under the symbol “APHY”. The last reported sale price of our Common Stock on February 7, 2013 was $0.50 per share.

See the “Risk Factors” section beginning on page 5 of the Prospectus for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is February 11, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2013

Assured Pharmacy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-181361	98-0233878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway, Suite 206, Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (972) 668-7394

______________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

(a)  Dismissal of Independent Accountant Previously Engaged as Principal Accountant.

On February 11, 2013, Assured Pharmacy, Inc.  (the “Company”), at the direction and approval of the Board of Directors (the “Board”) of the Company, dismissed UHY LLP (“UHY”) as the Company’s independent registered public accounting firm, effective February  11, 2013.

During the years ended December 31, 2011 and 2010 and through the date of this Form 8-K, there were no (1) disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused UHY to make reference in its reports on the Company’s consolidated financial statements for such years to the subject matter of the disagreement, or (2) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of  UHY on the consolidated financial statements of the Company, as of and for the years ended December 31, 2011 and 2010, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope, or accounting principles.  The audit reports did include an explanatory paragraph concerning the Company’s ability to continue as a going concern.

The Company has provided UHY with a copy of the disclosures in this Form 8-K prior to the date that these disclosures were filed with the Securities and Exchange Commission (the “Commission”). The Company requested that UHY furnish to the Company a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of UHY’s letter, dated February 11, 2013, indicating that it is in agreement with such disclosures is attached as Exhibit 16.1 hereto.

(b) Engagement of New Independent Accountant as Principal Accountant.

Effective February 11, 2013, the Company’s Board of Directors approved the engagement of BDO USA, L.P.  (“BDO”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2012.

During the Company’s two most recent fiscal years and the subsequent interim period preceding BDO’s engagement, neither the Company nor anyone on behalf of the Company consulted with BDO regarding the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and BDO did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or any matter that was the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

16.1	Letter to Securities and Exchange Commission from UHY, LLP, dated February 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 11, 2013

ASSURED PHARMACY, INC.

By:	/s/ Robert DelVecchio
Name:	Robert DelVecchio
Title:	Chief Executive Officer

Exhibit 16.1

February 11, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:             Assured Pharmacy, Inc.
File No.     333-181361

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Assured Pharmacy dated February 11, 2013, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP
     UHY LLP